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                                                                       EXHIBIT E

                                VOTING AGREEMENT

         This VOTING AGREEMENT (this "VOTING AGREEMENT") is made as of March 30, 2004, by and between CorrPro Investments, LLC, a Delaware limited liability company (the "COMPANY") and American Capital Strategies, Ltd., a Delaware corporation ("ACS").

                                    RECITALS

         WHEREAS, the Company has entered into that certain Securities Purchase Agreement (the "SECURITIES PURCHASE AGREEMENT"), dated as of December 15, 2003, by and between the Company and Corrpro Companies, Inc., an Ohio corporation ("CORRPRO") pursuant to which the Company has agreed to purchase certain Securities (as defined in the Securities Purchase Agreement) of Corrpro; and

         WHEREAS, an affiliate of ACS has entered into that certain Note and Equity Purchase Agreement (the "NOTE PURCHASE AGREEMENT") with Corrpro and certain of its subsidiaries dated as of the date hereof to purchase subordinated notes and warrants of Corrpro; and

         WHEREAS, ACS is a member of the Company, and ACS and the Company have agreed that upon the closing of the transactions contemplated by the Securities Purchase Agreement and the Note Purchase Agreement and for so long as ACS is a member of the Company, the Company will vote its Corrpro equity securities in favor of any action reasonably requested by ACS to effect the election of an ACS designee as a member of the board of directors of Corrpro.

         NOW, THEREFORE, in consideration of the recitals set forth above and the premises, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT

         1. Voting. The Company hereby acknowledges and agrees that for so long as ACS is a member of the Company, the Company shall vote its Corrpro equity securities in favor of any action reasonably requested by ACS to effect the election of ACS's designee as a member of the board of directors of Corrpro.

         2. Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

         3. Reasonable Efforts; Cooperation. The parties shall use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the provisions contained herein and to cooperate with each other in connection with the foregoing.

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                                                                       EXHIBIT E

         4. Further Assurances. The parties agree to take such further actions and execute and deliver such other documents, certificates, agreements and other instruments as may be reasonably necessary or desirable in order to consummate or implement this Agreement.

         5. Governing Law. This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws rules that would refer the matter to the laws of another jurisdiction.

         6. Binding Effect. The provisions hereof shall inure to the benefit of, and be binding upon, the permitted assigns, successors, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned without the written consent of all other parties.

         7. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid, and enforceable.

                                   * * * * *

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                                                                       EXHIBIT E

         This Agreement has been executed as of the date first written above.

                                      CORRPRO INVESTMENTS, LLC

                                      By: Wingate Partners III, L.P.,
                                          its authorized member

                                      By: Wingate Management Company III, L.P.,
                                          its general partner

                                      By: Wingate Management Limited III, LLC,
                                          its general partner

                                      By:   /s/ Jay I. Applebaum
                                          --------------------------------------
                                          Jay I. Applebaum
                                          Principal

                                      AMERICAN CAPITAL STRATEGIES, LTD.

                                      By:  /s/ Jeffrey N. MacDowell
                                          --------------------------------------
                                          Jeffrey N. MacDowell
                                          Vice President

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